Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the incorporation by reference in the registration statements of Ambac Financial Group, Inc. on Form S3 (Nos. 333-151422 and 333-131888), and in the registration statements on Form S-8 (Nos. 333-152479, 333-110145 and 333-52449) of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries (“Ambac”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Form 10-K of Ambac Financial Group, Inc. Our report with respect to the consolidated financial statements refers to changes in Ambac’s method of accounting regarding Fair Value Measurements due to the adoption of SFAS No. 157, “Fair Value Measurements” in 2008 and notes that Ambac experienced significant credit rating downgrades during 2008 and has not written measurable financial guarantee business since November 2007. The credit rating downgrades have adversely impacted Ambac’s ability to generate new business and will negatively impact Ambac’s future business, operations and financial results.

/s/ KPMG LLP

New York, New York

March 16, 2009